STONEFIELD
JOSEPHSON, INC.
----------------
Certified Public Accountants
Business Advisors

December 19, 2006


Mr. Kenneth Lap-Yin Chan
Chief Financial Officer
ACL Semiconductors, Inc.
B24-B27, 1/F., Block B
Proficient Industrial Centre
6 Wang Kwun Road
Kowloon Bay
Kowloon, Hong Kong

Dear Mr. Chan,

As you are aware, in the course of performing our interim review procedures with respect to the financial statements of ACL Semiconductor, Inc. ("the Company") for the quarter ended September 30, 2006, we became aware of certain information related to the company's obligations with respect to guarantees of bank debt of Classic Electronics Ltd. ("Classic"). After further review and investigation, such information has lead us to conclude that

         (i) the company should have consolidated the financial statements of classic with the Company's financial statements as of and for the interim periods ended March 31, 2006 and June 30, 2006, in accordance with the requirements of FASB Interpretation No. 46(R) (As Amended), Consolidation of Variable Interest Entities, and

         (ii) not presenting consolidated financial statements including Classic has a material impact on the aforementioned interim financial statements.

Furthermore, with respect the above matter, this will notify you that we have, as defined by Item 304(a)(1) of Regulation S-K, a disagreement with the Company in the application accounting principles which if not resolved to our satisfaction, would have caused us to make reference to the subject matter of the disagreement in connection with our report. Due to the Company' notification to us that we have been dismissed as the Company's auditor of record, we will not be in a position to resolve this matter to our satisfaction.

As a result of the above matters, we hereby notify the Company that disclosure should be made or action should be taken to prevent future reliance on our previously completed interim reviews related to the Company's financial statements as of and for the interim periods ended March 31, 2006 and June 30, 2006.

We remind you of your disclosure obligations under Item 4.01 and Items 4.02(b)-(c) of Form 8-K with regard to the above matters.

Very Truly Yours,

/s/ Stonefield Josephson, Inc.

Stonefield Josephson, Inc.

cc: Mr. Chung-Lun Yang, Chairman of the Board of Directors